Exhibit 10.2

CABOT OIL & GAS CORPORATION

SUPPLEMENTAL EMPLOYEE INCENTIVE PLAN II

(Effective as of July 1, 2008)

1. Plan. Effective as of July 1, 2008 (the “Effective Date”), Cabot Oil & Gas Corporation (the “Company”) hereby establishes the Cabot Oil & Gas Corporation Supplemental Employee Incentive Plan II (the “Plan”) to reward certain non-officer employees of the Company by providing the opportunity to earn cash incentive compensation upon the Company’s attainment of certain pre-determined performance goals with regard to value creation.

2. Objectives. The Company anticipates that, by tying incentive compensation to value creation, the Plan will motivate Eligible Employees to align their interests with the Company’s long-term business plan and shareholder interests. The Plan’s further objective is to facilitate the Company’s ability to attract and retain talented employees by differentiating the Company as an employer of choice in a competitive talent market. By providing some compensation protection to Eligible Employees, the Plan also mitigates possible concerns about the stability of employment relationships in a consolidating industry. Any benefit payable under this Plan is and shall be characterized for all purposes as a retention bonus payment.

3. Definitions. The terms set forth below shall have the following meanings:

“Board” means the Board of Directors of the Company.

“Calendar Quarter” means each of the following periods of each year: (a) January 1 through March 31; (b) April 1 through June 30; (c) July 1 through September 30; and (d) October 1 through December 31.

“Change in Control” means:

(I) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (I), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (iv) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (III) of this definition; or

(II) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(III) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common equity of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation, or the similar managing body of a non-corporate entity, resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(IV) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, other than a liquidation or dissolution in connection with a transaction to which subsection (III) applies.

Notwithstanding the foregoing, none of the events described in subsections (I) through (IV) above shall constitute a Change in Control unless such event also meets the requirements of Section 409A(a)(2)(A)(v) of the Code and the related regulations and guidance.

“Closing Price” means, for any given trading day, the closing price of a share of Common Stock, as reported by Bloomberg Finance L.P. or a data source selected by the Committee.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board.

“Common Stock” means the Common Stock, par value $.10 per share, of the Company.

“Competitor” means any person or entity that is engaged in the exploration and production of oil, gas or other hydrocarbons, the transportation thereof, any other midstream activities or the provision of oilfield services.

“Deferred Distribution” means the portion of an Interim Distribution or Final Distribution to be deferred in accordance with Section 9.

“Deferred Payment Date” means the date on which a Deferred Distribution shall be made, as determined in accordance with Section 9.

“Disability” means the condition of an Eligible Employee who has been determined to be disabled in accordance with the terms of the Cabot Group Health and Welfare Plan; provided, however, that the terms of such plan define disability in a manner consistent with Treasury Regulation § 1.409A-3(i)(4).

“Early Achievement Period” means the period from the Effective Date through December 31, 2010.

“Eligible Employee” means any full-time employee who (a) is not an officer of the Company on the relevant Trigger Date and (b) has completed at least one year of continuous service with the Company that includes such Trigger Date.

“Eligible Retiree” shall have the meaning set forth in Section 7 or Section 8 of this Plan, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Final Deadline” means June 30, 2012.

“Final Distribution” means a distribution under Section 8.

“Final Payment Date” means the fifteenth business day following the Final Trigger Date.

“Final Price Goal” means $105 per share of Common Stock (appropriately adjusted by the Committee to reflect any stock splits, stock dividends or extraordinary cash distributions to stockholders).

“Final Trigger Date” means the first date that meets the specifications of the next sentence. If, for any 20 trading days (which need not be consecutive) that fall within a period of 60 consecutive trading days ending on or before the Final Deadline, the Closing Price of the Common Stock on each of such 20 trading days equals or exceeds the Price Goal, then the Final Trigger Date shall be the last of such 20 trading days.

“Interim Deadline” means June 30, 2010.

“Interim Distribution” means a distribution under Section 7.

“Interim Payment Date” means the fifteenth business day following the Interim Trigger Date.

“Interim Price Goal” means $85 per share of Common Stock (appropriately adjusted by the Committee to reflect any stock splits, stock dividends or extraordinary cash distributions to stockholders).

“Interim Trigger Date” means the first date that meets the specifications of the next sentence. If, for any 20 trading days (which need not be consecutive) that fall within a period of 60 consecutive trading days ending on or before the Interim Deadline, the Closing Price of the Common Stock on each of such 20 trading days equals or exceeds the Interim Price Goal, then the Interim Trigger Date shall be the last of such 20 trading days.

“Other Employee” means any full-time employee who (a) is not an officer of the Company on the relevant Trigger Date and (b) has not completed one year of continuous service with the Company that includes such Trigger Date.

“Payment Date” means the Interim Payment Date or the Final Payment Date, as applicable.

“Price Goal” means either the Interim Price Goal or the Final Price Goal, as applicable.

“Retired” describes a person who has retired from employment with the Company (a) at or after age 55 with at least 10 years of service or (b) at or after age 65 with at least 5 years of service.

“Trigger Date” means either the Interim Trigger Date or the Final Trigger Date, as applicable.

4. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”).

The Committee shall have full and exclusive power and authority to administer the Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper. Subject to the limitations of Section 12, the Committee may, in its discretion, (a) eliminate or make less restrictive any restrictions applicable to any person or class of persons, (b) waive any restriction or other provision of the Plan, (c) extend the Final Deadline or the Interim Deadline, (d) amend or modify the Plan in any manner that is either (i) not materially adverse to any Eligible Employee, Eligible Retiree or Other Employee or (ii) consented to by such Eligible Employee, Eligible Retiree or Other Employee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee in the interpretation and administration of the Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee shall be liable for anything done or omitted to be done by him, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under the Plan, except for his own willful misconduct or as expressly provided by statute.

5. Delegation of Authority. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan, subject to the conditions or limitations established by the Committee.

6. Eligibility.

(a) The Committee has the sole authority to determine whether an individual is an Eligible Employee or an Eligible Retiree with respect to a particular Trigger Date. Such determination shall be made without regard to the status of such individual with respect to any other Trigger Date.

(b) The Committee, in its sole discretion, may select any Other Employee to participate in the Plan, subject to the terms and conditions of this Plan and such other additional terms as the Committee may prescribe (including, but not limited to the designation of a distribution amount that differs from that of an Eligible Employee).

(c) Any person who (i) has failed to satisfy all of the criteria necessary for classification as an Eligible Employee as of such relevant Trigger Date or (ii) is an Other Employee who has not been selected to participate in the Plan shall not participate in any distributions associated with such Trigger Date, except as otherwise provided in Sections 7 and 8 of this Plan document.

7. Interim Distributions. Except as otherwise provided, if the Committee, acting in its sole discretion, determines that an Interim Trigger Date has occurred, an Interim Distribution shall become payable, in accordance with the terms of Section 9, to each Eligible Employee, Eligible Retiree and Other Employee who has been selected to receive an Interim Distribution.

(a) Interim Distribution to Eligible Employees. Each individual who is an Eligible Employee on the Interim Trigger Date shall receive an Interim Distribution in an amount equal to 20% (or such greater percentage as the Committee, in its sole discretion, may designate with respect to such individual) of his base salary as of the Interim Trigger Date (adjusted as described below for persons hired after the Effective Date); provided, however, that the Committee, in its sole discretion, may reduce the amount of, or eliminate entirely, the Interim Distribution payable to an otherwise Eligible Employee if such person has been placed on probation or suspension for a period of time that includes either the Trigger Date or the Payment Date.

(b) Interim Distribution to Retirees. A person who Retired after the Effective Date but prior to the Interim Trigger Date and who would have been an Eligible Employee had the Interim Trigger Date occurred on the date of such person’s retirement shall be entitled to an Interim Distribution under the Plan if the person was employed by the Company during at least 50% of the period from the Effective Date to the Interim Trigger Date (a person entitled to such a payment is referred to as an “Eligible Retiree” for purposes of this Section 7). The Interim Distribution for such Eligible Retiree shall be 20% (or such greater percentage as the Committee, in its sole discretion, may designate with respect to such individual) of his base salary as of his retirement date (adjusted as described below for quarters of service).

(c) Death or Disability. For the purpose of determining entitlement to an Interim Distribution, an employee who has terminated employment prior to the Interim Trigger Date as the result of death or Disability will be treated as if he had Retired on the date of such termination.

(d) Quarters of Service. Each Eligible Employee who has not been continuously employed by the Company from the Effective Date to the Interim Trigger Date and each Eligible Retiree shall have his Interim Distribution reduced to reflect his time of service. Each such person’s Interim Distribution shall equal the amount determined under the other provisions of this Section 7 multiplied by a fraction (i) the numerator of which is the number of complete Calendar Quarters that such Eligible Employee or Eligible Retiree worked after the Effective Date and prior to the Interim Trigger Date, and (ii) the denominator of which is the number of complete Calendar Quarters after the Effective Date and prior to the Interim Trigger Date.

(e) Other Employees. Each person who is an Other Employee who has been selected by the Committee to participate in the Plan shall receive an Interim Distribution in the amount designated by the Committee, acting in its sole discretion. Unless otherwise designated by the Committee in its sole discretion, any such Interim Distribution shall be payable in accordance with the same terms and conditions applicable to the Interim Distributions that are paid to Eligible Employees.

(f) If the Interim Price Goal and the Final Price Goal are achieved on the same date, the Interim Trigger Date shall be disregarded and all payments under this Agreement shall be calculated by reference to the Final Trigger Date.

8. Final Distributions. Except as otherwise provided, if the Committee, acting in its sole discretion, determines that a Final Trigger Date has occurred, a Final Distribution shall become payable, in accordance with the terms of Section 9, to each Eligible Employee, Eligible Retiree and Other Employee who has been selected to participate in the Plan.

(a) Final Distribution. Each individual who is an Eligible Employee on the Final Trigger Date shall receive a Final Distribution in an amount equal to 50% or, if the Interim Trigger Date previously occurred, 30% (or, in either case, such greater percentage as the Committee, in its sole discretion, may designate with respect to such individual) of his base salary as of the Final Trigger Date (adjusted as described below for persons hired after the Effective Date); provided, however, that the Committee, in its sole discretion, may reduce the amount of, or eliminate entirely, the Final Distribution payable to an otherwise Eligible Employee if such person has been placed on probation or suspension for a period of time that includes either the Trigger Date or the Payment Date.

(b) Final Distribution to Retirees. A person who Retired after the Effective Date but prior to the Final Trigger Date and who would have been an Eligible Employee had the Final Trigger Date occurred on the date of such person’s retirement shall be entitled to a Final Distribution under the Plan if the person was employed by the Company during at least 50% of the period from the Effective Date to the Final Trigger Date (a person entitled to such a payment is referred to as an “Eligible Retiree” for purposes of this Section (8)). The Final Distribution for such Eligible Retiree shall be 50% or, if the Interim Trigger Date previously occurred, 30% (or, in either case, such greater percentage as the Committee, in its sole discretion, may designate) of his base salary as of his retirement date (adjusted as described below for quarters of service).

(c) Death or Disability. For the purpose of determining entitlement to a Final Distribution, an employee who has terminated employment prior to the Final Trigger Date as the result of death or Disability will be treated as if he had Retired on the date of such termination.

(d) Quarters of Service. Each Eligible Employee who has not been continuously employed by the Company from the Effective Date to the Final Trigger Date and each Eligible Retiree shall have his Final Distribution reduced to reflect his time of service. Each such person’s Final Distribution shall equal the amount determined under the other provisions of this Section 8 multiplied by a fraction (i) the numerator of which is the number of complete Calendar Quarters that such Eligible Employee or Eligible Retiree has worked after the Effective Date and prior to the Final Trigger Date, and (ii) the denominator of which is the number of complete Calendar Quarters after the Effective Date and prior to the Final Trigger Date.

(e) Other Employees. Each person who is an Other Employee who has been selected by the Committee to participate in the Plan shall receive a Final Distribution in the amount designated by the Committee, acting in its sole discretion. Unless otherwise designated by the Committee in its sole discretion, any such Final Distribution shall be payable in accordance with the same terms and conditions applicable to the Final Distributions that are paid to Eligible Employees.

9. Timing of Distributions Upon Achievement of Interim or Final Price Goals.

(a) In the event that a Price Goal is achieved during the Early Achievement Period, the amount of the total Interim Distribution or Final Distribution to which an Eligible Employee, Eligible Retiree or Other Employee is entitled shall be calculated in accordance with Section 7 or 8 of this Agreement, as applicable, and paid as provided in this Section 9. In such case, an amount equal to 25% of the total Interim Distribution or Final Distribution shall be distributed to each such Eligible Employee, Eligible Retiree and Other Employee who has been selected to receive such Interim or Final Distribution in a lump-sum cash payment on the applicable Payment Date. The remaining 75% of such Interim or Final Distribution shall be distributed in a lump-sum cash payment on the applicable Deferred Payment Date set forth in the following table:

Period During which the Trigger Date Occurs	Deferred Payment Date
July 1, 2008 to June 30, 2009	The business day on or next following the 18-month anniversary of the applicable Trigger Date.

July 1, 2009 to June 30, 2010	The business day on or next following the 12-month anniversary of the applicable Trigger Date.

July 1, 2010 to December 31, 2010	The business day on or next following the 6- month anniversary of the applicable Trigger Date.

If the Final Trigger Date occurs after the Early Achievement Period, each Eligible Employee, Eligible Retiree or Other Employee who has been selected to participate in the Plan shall receive the total amount of his Final Distribution in a lump-sum cash payment on the Final Payment Date.

(b) Each person who is an Eligible Employee on the relevant Trigger Date shall participate in any particular payment associated with such Trigger Date only if he (i) is still an Eligible Employee on the date of such payment or (ii) has terminated employment due to death, Disability or his becoming Retired on or after the Trigger Date. Notwithstanding the foregoing and subject to waiver by the Committee, in its sole discretion, (i) an Eligible Employee shall not participate in any such payment if, on or before the date of such payment, such Eligible Employee gives notice of an intention to terminate employment with the Company for any reason other than his becoming Retired, and (ii) any person (including, but not limited to, any Eligible Retiree) who is employed by, or who has accepted an offer of employment from, a Competitor at any time during the period commencing on the Trigger Date and ending on the date of a particular payment shall not participate in such payment.

(c) The Committee’s decision to reduce the amount of or eliminate entirely the Interim or Final Distribution of an individual who has been placed on probation or suspension as contemplated by Section 7(a) or Section 8(a) shall apply to all payments otherwise associated with such distribution, including any payment that would be subject to deferral under this Section 9. If an individual has been placed on probation or suspension as of a Deferred Payment Date, the Committee, in its sole discretion, may reduce the amount of, or eliminate entirely any payments that would otherwise be made on such Deferred Payment Date.

10. Distributions Upon Change in Control. Upon the consummation of a Change in Control on or before the Final Deadline at a per share price (as determined by the Committee in the event of a transaction other than an all-cash transaction) equal to or in excess of the Price Goal, or, if such test is not met, the Interim Price Goal on or before the Interim Deadline, the date of such consummation shall be deemed to be the Final Trigger Date or the Interim Trigger Date, respectively, and all amounts payable upon such Trigger Date shall be distributed in accordance with Section 7 or 8 of this Plan, as applicable, without regard to any deferral otherwise required by Section 9.

11. Taxes. The Company shall have the right to deduct applicable taxes from any distribution and withhold an appropriate amount of such distribution for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.

12. Amendment, Modification, Suspension or Termination. Except as otherwise provided, the Board may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (a) after a Trigger Date, no amendment or alteration that would materially impair any individual’s rights resulting from the occurrence of such Trigger Date shall be made without such individual’s consent and (b) no amendment or alteration shall be effective prior to approval by the Company’s stockholders to the extent such approval is required by applicable legal requirements or applicable requirements of the securities exchange on which the Company’s Common Stock is listed. No amendment, modification, suspension or termination of the Plan shall be effective unless and until such intentions are reduced to writing and duly executed by a Company officer with the authority to perform such an act. Notwithstanding the foregoing and consistent with the requirements of Section 16, the Plan shall not be amended in a manner that would cause the Plan, any portion thereof or any benefit payable under the Plan to fail to comply with the requirements of Section 409A of the Code, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Plan.

13. No Right of Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any person’s employment or other service relationship at any time, or confer upon any person any right to continue in the capacity in which he is employed or otherwise serves the Company.

14. Assignability. No Award or any other benefit under this Plan shall be assignable or otherwise transferable except as follows:

(a) In the case of an Eligible Employee’s death after he becomes entitled to a payment as of a Trigger Date but before such payment is made, the amount of such accrued but unpaid benefit shall be transferred to the Eligible Employee’s estate;

(b) A distribution under this Plan may be transferred pursuant to a domestic relations order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of this Plan.

15. Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Eligible Employees or Eligible Retirees who become entitled to distributions under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets for the purpose of funding its obligations under this Plan; nor shall this Plan be construed as providing for such segregation. Neither the Company, the Board nor the Committee shall be deemed to be a trustee of any amounts that may be distributed under this Plan. Any liability or obligation of the Company to any individual with respect to any distribution under this Plan shall be based solely upon the contractual obligations set forth in this Plan. No security, whether by pledge or encumbrance on any property of the Company, is necessary to secure the Company’s obligations pursuant to this Plan. Neither the Company, the Board nor the Committee shall be required to give any security or bond for the performance of any duty imposed or in satisfaction of any obligation created by this Plan.

16. Section 409A of the Code. The Company intends that any amounts payable under the Plan satisfy the requirements of Section 409A of the Code to avoid imposition of applicable taxes thereunder. Thus, notwithstanding anything in this Plan to the contrary, if any Plan provision or amount under the Plan would result in the imposition of an applicable tax under Section 409A of the Code and related regulations and Treasury pronouncements, the Company may take any and all necessary actions for the purposes of reforming, eliminating or amending such Plan provision or benefits payable under the Plan that the Company, in its sole discretion, shall deem to be desirable in order to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the rights of an Eligible Employee or an Eligible Retiree to an amount. The Company shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Plan in violation of Section 409A. Each individual payment that is made pursuant to the terms of this Plan is a separate and independent payment for purposes of Section 409A. Notwithstanding the foregoing, in no event shall any action be taken under this Section 16 that would impose any expenses upon or increase any costs to the Company.

17. Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein.

18. Construction. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

19. Entire Contract. This Plan, together with any individual agreements that the Committee may require pursuant to Section 6 hereof (if any), constitutes the complete and exclusive statement of the terms of this Plan. Any amendment to the Plan shall only be recognized as constituting part of this Plan if it is adopted in accordance with the provisions of Section 12 hereof.

20. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, Cabot Oil & Gas Corporation has caused this Plan to be executed by its duly authorized officer, effective as provided herein.

CABOT OIL & GAS CORPORATION

By:	/s/ Abraham Garza
Title:	Vice President, Human Resources
Date:	July 24, 2008